EXHIBIT 4.1

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP

Written Consent of the General Partner

March 25, 2009

Dearborn Capital Management, L.L.C., an Illinois limited liability company (“Dearborn”), as General Partner of Grant Park Futures Fund Limited Partnership, an Illinois limited partnership (the “Partnership”), does hereby consent and agree to the adoption of the following resolutions on behalf of the Partnership:

WHEREAS, pursuant to Section 6.2 of the Third Amended and Restated Limited Partnership Agreement of the Partnership (the “Limited Partnership Agreement”), Dearborn, as General Partner of the Partnership, has the power and authority, without limited partner approval, to issue units of the Partnership in one or more classes from time to time as it deems necessary or desirable, and has the exclusive power without the requirement of limited partner approval to establish and designate such separate and distinct classes, as provided in Section 6.3 of the Limited Partnership Agreement, and to fix and determine the relative rights and preferences as between the units of the separate classes of the Partnership relative to any matter;

WHEREAS, Dearborn has deemed it to be in the best interest of the Partnership and its limited partners that the Partnership offer and sell in a public offering (the “Offering”) up to an aggregate of $1,150,000,000 of the Partnership’s limited partnership units, consisting of $200,000,000 of Legacy 1 Class units, $200,000,000 of Legacy 2 Class units, $200,000,000 of Global Alternative Markets 1 (“GAM 1”) Class units, $200,000,000 of Global Alternative Markets 2 (“GAM 2”) Class units and $350,000,000 of Global Alternative Markets 3 (“GAM 3”) Class units (collectively, the “Units”);

WHEREAS, the Units shall have the rights and preferences as set forth and described in the Partnership’s Registration Statement on Form S-1 (No. 333-153862) filed with the Securities and Exchange Commission (the “SEC”), as amended and supplemented from time-to-time (the “Registration Statement”); and

WHEREAS, pursuant to Section 6.3 of the Limited Partnership Agreement, the establishment and designation of each class of the Units shall be effective upon the execution by Dearborn of this Written Consent.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Sections 6.2 and 6.3 of the Limited Partnership Agreement, Dearborn hereby authorizes the establishment and designation of each class of the Units, with such respective rights and preferences as set forth and described in the Registration Statement and subject to the terms and conditions of the Limited Partnership Agreement;

FURTHER RESOLVED, that upon receipt and acceptance by Dearborn of a capital contribution for the Units and the issuance of such Units on the terms and conditions as set forth in the Registration Statement and the Limited Partnership Agreement, such Units shall be deemed duly authorized, fully paid and nonassessable issued and outstanding units of the Partnership;

FURTHER RESOLVED, that each of appropriate officers and managers (each such person being hereinafter referred to as a “Designated Person”) of Dearborn is hereby authorized, empowered and directed, in the Partnership’s name and on its behalf, to execute, deliver and file (for record or otherwise) such instruments and documents and take all such other actions, as he or she deems necessary or advisable to carry out the intent of the above resolutions and the transactions contemplated thereby, the execution of any such instruments or documents and the taking of any such action to be conclusive evidence of him or her having so deemed;

FURTHER RESOLVED, that all acts, transactions or agreements by each Designated Person, whether heretofore or hereafter done or performed in connection with or in the furtherance of the transactions contemplated by the above resolutions, be and hereby are in all respects authorized, approved, ratified, confirmed and adopted by the Partnership and Dearborn; and

FURTHER RESOLVED that pursuant to Section 6.3 of the Limited Partnership Agreement, the approval and execution of this Written Consent by Dearborn shall constitute an amendment to the Limited Partnership Agreement.

[Signature Page Follows]

- Signature Page to General Partner’s Consent-

This consent is made pursuant to the provisions of the Limited Partnership Agreement, including Section 6.3 thereunder, and shall be effective as of the date hereof.  A facsimile or electronic mail copy of a signature page shall be deemed an original for all purposes.  This consent may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document, and shall be filed with the minutes of proceedings in the Partnership’s minute book.

Dated as of the date written above.

GRANT PARK FUTURES FUND LIMITED PARTNERSHIP

By:	DEARBORN CAPITAL MANAGEMENT, L.L.C., its General Partner
By:	Dearborn Capital Management, Ltd., its Managing Member
By:	/s/David M. Kavanagh
David M. Kavanagh, its President